UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Kaleyra, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on June 28, 2023, Kaleyra, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tata Communications Limited, a Company listed on BSE Limited and National Stock Exchange of India Limited (“Tata Communications”), pursuant to which, upon the terms and subject to the conditions set forth therein, TC Delaware Technologies Inc., a Delaware corporation and wholly owned subsidiary of Tata Communications (“Merger Sub”), shall merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Tata Communications (the “Merger”). In connection with the Merger, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement (the “Preliminary Proxy Statement”) on August 4, 2023 and a definitive proxy statement on August 18, 2023 (the “Definitive Proxy Statement”).

Following the filing of the Definitive Proxy Statement and prior to the filing of this supplement to the Definitive Proxy Statement (the “Supplement”), four lawsuits relating to the Merger were filed: Robert Williams v. Kaleyra, Inc., et al., Case No. 1:23-cv-00952-UNA (D. Del. Aug. 30, 2023), Brian Jones v. Kaleyra, Inc., et al., Case No. 1:23-cv-00951-UNA (D. Del. Aug. 30, 2023), Minzer v. Kaleyra, Inc., et al., Case No. 1:23-cv-07968 (S.D.N.Y. Sep. 8, 2023) and Dan Danielian v. Kaleyra, Inc., Case No. 1:23-cv-7988 (S.D.N.Y. Sep. 11, 2023) (collectively, the “Actions”). Further, since the filing of the Preliminary Proxy on August 4, 2023, the Company received from purported Company stockholders (i) two Section 220 books and records demands (cumulatively, the “220 Demands”) and (ii) eight additional demand letters relating to the Merger (cumulatively, the “Demand Letters” and together with the 220 Demands and the Actions, the “Matters”). The Matters allege, among other things, that the defendants named therein violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder because the Definitive Proxy Statement allegedly omits or misstates certain material information. The Actions seek, among other things, injunctive relief preventing the consummation of the Merger, rescission of the Merger if it is consummated, damages, and attorneys’ fees.

The Company believes that the claims asserted in the Matters are without merit and that no supplemental disclosure is required under applicable law. However, in order to moot unmeritorious disclosure claims, to avoid the risk of the Matters delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, the Company has determined to voluntarily supplement the Definitive Proxy Statement as described in this Supplement. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Matters, including allegations that any additional disclosure was or is required, and believes that the supplemental disclosures contained herein are immaterial.

The Action is not expected to affect the timing of the Company’s special meeting of stockholders to be held for the purpose of voting upon, among other things, the Merger, which is scheduled to be held on September 28, 2023, or the amount of the consideration to be paid to the Company’s stockholders in connection with the Merger.

AMENDED AND SUPPLEMENTAL DISCLOSURES

The following supplemental information should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. All page references are to the Definitive Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. For clarity, new text added to the Definitive Proxy Statement is shown in bold, underlined text, and text deleted from the Definitive Proxy Statement is shown in stricken-through text.

The section of the Definitive Proxy Statement entitled “The Merger—Fairness Opinion of Northland Securities, Inc.” is hereby amended and supplemented as follows:

The first full paragraph under “Selected Public Companies Analysis” on page 37 of the Definitive Proxy Statement is amended and supplemented as follows:

Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for comparable publicly traded companies that Northland determined, based on its experience and professional judgment, were similar in one or more respects to us, including, but not limited to, the nature of the business, size, diversification, margin profile and financial performance. The six selected public companies are shown below:

• ~~8x8, Inc.~~	• ~~Telefonaktiebolaget LM Ericsson (publ)~~

• ~~Bandwidth Inc.~~	• ~~Twilio Inc.~~

• ~~Sinch AB (publ)~~	• ~~Zenvia Inc.~~

($ in USD millions) Company	Implied Enterprise Value	Enterprise Value / Revenue				Enterprise Value / Gross Profit				Enterprise Value / EBITDA
		LTM	CY 23E	CY 24E	CY 25E	LTM	CY 23E	CY 24E	CY 25E	CY 23E	CY 24E	CY 25E
8x8, Inc.	$952	1.3x	1.3x	1.2x	1.2x	1.9x	NA	NA	NA	8.6x	7.3x	7.8x
Bandwidth Inc.	$681	1.2x	1.2x	1.0x	1.0x	2.9x	2.4x	2.1x	1.6x	15.3x	8.9x	8.0x
Sinch AB (publ)	$2,867	1.1x	1.0x	0.9x	0.8x	3.4x	3.2x	2.8x	2.5x	8.7x	7.6x	6.4x
Telefonaktiebolaget LM Ericsson (publ)	$16,797	0.6x	0.6x	0.6x	0.6x	1.6x	1.6x	1.5x	1.5x	5.1x	4.4x	4.1x
Twilio Inc.	$9,875	2.5x	2.4x	2.1x	1.8x	5.3x	4.7x	4.1x	3.5x	16.2x	13.8x	10.3x
Zenvia Inc.	$30	0.2x	0.2x	0.1x	0.1x	0.5x	0.4x	0.3x	0.3x	1.8x	1.1x	0.9x

The first three full paragraphs under “Selected Precedent Transactions” on page 38 of the Definitive Proxy Statement are amended and supplemented as follows:

In connection with its analysis, Northland compared publicly available statistics for technology transactions that were publicly announced with sufficient data to analyze, closed since January 1, 2019, and for companies deemed similar to ours in one or more respects, including, but not limited to, the nature of the business, size, diversification, margin profile and financial performance. ~~The following were the selected precedent transactions used in the analysis:~~

~~Closed~~	~~Buyer / Acquirer~~	~~Target~~
~~December 2021~~	~~Sinch AB (publ)~~	~~Inteliquent, Inc.~~
~~March 2021~~	~~Centre Lane Partners V, L.P.~~	~~Synacor, Inc.~~
~~March 2021~~	~~Alianza, Inc.~~	~~CounterPath Corporation~~
~~November 2020~~	~~Sinch AB (publ)~~	~~SAP Digital Interconnect Of SAP SE~~
~~May 2019~~	~~Enghouse Systems Limited~~	~~Vidyo, Inc.~~
~~April 2019~~	~~Tanla Platforms Limited~~	~~Karix Mobile Private Limited~~

Northland also reviewed and compared certain publicly available transaction valuation metrics that Northland determined, based on its professional judgment, including revenue and EBITDA. Certain of this information was derived from S&P Capital IQ as of June 27, 2023.

The following table reflects the results of these analyses with respect to the selected precedent transactions:

	~~Low~~	~~Mean~~	~~Median~~	~~High~~
~~LTM revenue multiples~~	~~0.6x~~	~~1.2x~~	~~0.9x~~	~~2.1x~~
~~LTM EBITDA multiples~~	~~7.6x~~	~~11.9x~~	~~11.5x~~	~~16.8x~~

($ in USD millions)	Target	Buyer	Deal Metrics
			Implied Enterprise Value	LTM
Closed				EV / Revenue	EV / EBITDA
December 2021	Inteliquent, Inc.	Sinch AB (publ)	$1,140	2.1x	8.4x
March 2021	Synacor, Inc.	Centre Lane Partners V, L.P.	$91	1.1x	NM
March 2021	CounterPath Corporation	Alianza, Inc.	$26	1.9x	16.8x
November 2020	SAP Digital Interconnect Of SAP SE	Sinch AB (publ)	$244	0.7x	14.6x
May 2019.	Vidyo, Inc.	Enghouse Systems Limited	$40	0.7x	NA
April 2019	Karix Mobile Private Limited	Tanla Platforms Limited	$43	0.6x	7.6x
Low			$26	0.6x	7.6x
Mean			$264	1.2x	11.9x
Median			$67	0.9x	11.5x
High			$1,140	2.1x	16.8x

Note: “NA” denotes no publicly disclosed multiples.

Note: “NM” denotes LTM EV/EBITDA multiples greater than 35.0x.

The first full paragraph under “Discounted Cash Flow Analysis” on page 39 of the Definitive Proxy Statement is amended and supplemented as follows:

Northland performed a discounted cash flow analysis of the Company, by calculating the estimated present value (as of June 27, 2023) of the unlevered, after-tax free cash flows that the Company was forecasted to generate during the calendar years ending December 31, 2023 through December 31, 2028 based on financial projections and estimates of our management. Northland calculated implied terminal values for the Company by applying to the calendar year 2028 estimated unlevered, after-tax free cash flow of us a selected range of perpetuity growth rates of 0.5% to 2.5%, which Northland calculated based on industry standards and its professional judgment. The present values (as of June 27, 2023) of the cash flows and terminal values were then calculated using a selected range of discount rates of 10.0% to 16.0% derived from a weighted cost of capital calculation resulting in WACC of 11.5%. This analysis indicated an approximate implied aggregate enterprise value reference range for the Company of $247,000,000 to $485,000,000, as compared to the Company’s enterprise value of $259,000,000 based on the merger consideration.

The following tables reflect the results of this analysis:

($ in USD millions)	CY 2023E	CY 2024E	CY 2025E	CY 2026E	CY 2027E	CY 2028E
EBITDA	$18.9	$36.1	$53.7	$56.4	$66.2	$68.3
Less: Taxes	($0.4)	($0.4)	($1.1)	($7.4)	($10.5)	($12.8)
Less: Increase in Net Working Capital	($2.4)	$14.7	($3.0)	($1.5)	($1.2)	($0.3)
Less: Capital Expenditures	($4.4)	($11.4)	($11.1)	($12.5)	($13.6)	($13.9)
Unlevered Free Cash Flow	$11.7	$39.1	$38.5	$35.0	$40.8	$41.3

Present Value of Free Cash Flows	$139
Terminal Value	$364
Present Value of Terminal Value	$186
Implied Enterprise Value	$325

The second full paragraph under “Miscellaneous” on page 39 of the Definitive Proxy Statement is amended and supplemented as follows:

In connection with Northland’s services as our financial advisor in connection with the Merger, Northland is entitled to receive a non-refundable fee of $400,000, of which $200,000 was payable in cash promptly upon the delivery of their opinion and $200,000 upon the signing of the Merger Agreement. In the event any additional opinion is delivered, we will pay an additional non-refundable fee of $150,000, payable in cash promptly upon delivery of each additional opinion. No portion of the fee was expressly based upon whether Northland delivered a favorable opinion with respect to the merger consideration to be paid to our common stockholders pursuant to the Merger Agreement, although, as noted above, $200,000 was payable upon the signing of the Merger Agreement and, if Northland had failed to deliver a favorable opinion, it is not known whether the Company and Tata Communications would have still elected to proceed with the transaction. In addition, we have agreed to reimburse Northland for certain of its expenses and to indemnify Northland and related persons against various potential liabilities, including certain liabilities that may arise in connection with Northland’s engagement.

The section of the Definitive Proxy Statement entitled “The Merger—Unaudited Prospective Financial Information” is hereby amended and supplemented as follows:

The second paragraph on page 41 of the Definitive Proxy Statement is amended and supplemented as follows:

The following is a summary of the Projections:

Summary of the Unaudited Prospective Financial Information

(dollars in millions)

	Calendar Year
	2023	2024		2025
Revenue	$356.5	$411.8		$485.5
Gross Profit	$81.2	$96.5		$119.7
Net Income (Loss)	($29.6)	($26.8	)(2)	($6.9)
Adjusted EBITDA(1)	$29.2	$35.2	(2)	$53.7
Unlevered Free Cash Flow	$11.7	$39.1		$38.5

	Calendar Year
	2026		2027		2028
Adjusted EBITDA(1)	$57.1	(2)	$66.9	(2)	$69.0	(2)
Unlevered Free Cash Flow	$35.0		$40.8		$41.3

(1)

Adjusted EBITDA is defined as of any date of calculation, the consolidated earnings or loss of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the unaudited consolidated financial statements of such party and its subsidiaries, plus (i) transaction and one-off expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (v) any provision for the write down of assets. In performing its discounted cash flow analysis, Northland relied on the prospective financial information summarized in the above chart.

(2)

In the Projections used by Northland, Net Loss and Adjusted EBITDA were $(25.9) million and $36.1 million in 2024, and Adjusted EBITDA in 2026, 2027 and 2028 was $56.4 million, $66.2 million and $68.3 million, respectively; the small differences are due to the exclusion of savings from the Value Creation Program.

The section of the Definitive Proxy Statement entitled “The Merger—Background of the Merger” is hereby amended and supplemented as follows:

The fifth paragraph on page 25 of the Definitive Proxy Statement is amended and supplemented as follows:

On June 9, 2022 the Company received an unsolicited proposal from the TCR Acquisition Corporation, LLC to purchase The Campaign Registry Inc. (“TCR”) from the Company. The proposed purchase price to be paid was based on a multiple of TCR’s revenue. On June 30, 2022, the Company received an updated unsolicited proposal from the TCR Acquisition Corporation, LLC to purchase TCR from the Company for a proposed purchase price of $19,460,000, which proposal was subsequently made public by TCR Acquisition Corporation, LLC. After careful consideration and with the assistance of its advisors, the Board unanimously concluded, based on, among other things, the tentative price to be paid, the identity of the prospective purchasers and the purported financing, that the unsolicited, non-binding proposal from TCR Acquisition LLC significantly undervalued TCR, and was not in the best interests of the Company and its stockholders.

The first paragraph on page 26 of the Definitive Proxy Statement is amended and supplemented as follows:

From April of 2022 until September of 2022, the Company entered into confidentiality and standstill agreements with three potential strategic bidders and one financial sponsor to explore potential strategic transactions. Each of the confidentiality and standstill agreements with the potential strategic bidders included customary standstill provisions (which included customary “fallaway” clauses in the event the Company entered into a definitive agreement for an alternate transaction such as the Merger) and did not include “don’t ask, don’t waive” provisions; none of the standstill provisions are currently in effect.

The second paragraph on page 26 of the Definitive Proxy Statement is amended and supplemented as follows:

On August 3, 2022, the Board approved the formation of a strategic transaction committee (the “Strategic Transaction Committee”) to assist the Board in discharging its oversight duties with respect to evaluating and reviewing potential strategic transactions, including mergers, material acquisitions or divestitures and other material purchase or sale transactions, and to make related recommendations to the Board. The Strategic Transaction Committee was authorized to (a) advise the Board on and make recommendations as to potential transactions related to the Company and its affiliates, (b) provide the Board with committee reports as necessary and (c) perform such other functions as directed by the Board from time to time. The Strategic Transaction Committee was comprised of board members Dr. Avi Katz, as chairman, Matteo Lodrini and Dario Calogero, and was not formed for the purpose of mitigating potential conflicts of interest.

The fourth paragraph on page 26 of the Definitive Proxy Statement is amended and supplemented as follows:

On September 29, 2022, the Board discussed the proposals received from the strategic bidders. One of the bidders (“Entity A”) proposed a possible cash transaction pursuant to which Entity A, a private company, would acquire the Company for a modest premium (representing approximately $120 million in total cash proceeds) and take the Company private. Following the board meeting, a representative of the Strategic Transaction Committee had a phone conversation with a representative of Entity A. During this conversation, the representative of the Strategic Transaction Committee noted that the Company had outstanding $200 million principal amount of convertible notes and asked for confirmation as to whether this proposal included assumption of these notes. The representative of Entity A was unable to confirm the proposal included assumption of the convertible notes and stated that he would need to respond after checking with others from Entity A. Following this conversation, the Company did not receive this confirmation and did not receive an updated proposal from Entity A. The other bidder (“Entity B”), a public company with stock listed on an overseas exchange, proposed a merger with the Company, which was structured as a stock for stock exchange. The Board authorized Willkie to conduct an analysis of the ramifications of such a transaction under the Company’s convertible notes indenture and authorized Company management to prepare a financial analysis of the combined company.

Forward-Looking Statements

This supplemental disclosure contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, its omnichannel and other product and global customer developments, its expectations, beliefs, intentions, plans, prospects or strategies regarding the business plans of the Company’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this communication are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the Company’s ability to regain compliance with the NYSE Listing Company Manual, the mix of services utilized by the Company’s customers and such customers’ needs for these services, including any variability by geography, market acceptance of new service offerings, the ability of the Company to expand what it does for existing customers as well as to add new customers, that the Company will have sufficient capital to operate as anticipated, and the impact of other geopolitical and macroeconomic factors such as the war in Ukraine, may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Additional risk factors that that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction; (iii) potential delays in consummation the proposed transaction; (iv) the ability of the Company and Tata Communications to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) significant transaction costs associated with the proposed transaction; (vii) potential litigation relating to the proposed transaction; (viii) the risk that disruptions from the proposed transaction will harm the Company’s business, including current plans and operations; (ix) the ability of the Company to retain and hire key personnel; (x) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xi) legislative, regulatory and economic developments affecting the Company’s business; (xii) general economic and market developments and conditions; (xiii) the evolving legal, regulatory and tax regimes under which the Company operates; and (xiv) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company’s financial performance. Therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

The Company filed the Definitive Proxy Statement with the SEC on August 18, 2023 in connection with the solicitation of proxies to approve the Merger, which was sent or provided to the Company’s stockholders. STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. Stockholders may obtain, free of charge, the Definitive Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by or which will be filed by the Company with the SEC in connection with the Merger at the SEC’s website (http://www.sec.gov). Copies of the Company’s Definitive Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Merger will also be available, free of charge, at the Company’s investor relations website (investors.kaleyra.com) or by or by contacting the Company’s Investor Relations at KLR@mzgroup.us.

Participants in the Solicitation

The Company, its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Merger. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on November 22, 2022, and is incorporated by reference in the Definitive Proxy Statement. Additional information regarding such participants, including their direct or indirect interests, which may be different from those of the Company’s stockholders generally, is included in the Definitive Proxy Statement and other relevant documents filed or to be filed with the SEC in connection with the Merger. You may obtain free copies of these documents using the sources indicated above.